UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2008

THE TALBOTS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(781) 749-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 8, 2008, The Talbots, Inc. announced that Edward L. Larsen will be retiring from his position as Senior Vice President, Finance, Chief Financial Officer and Treasurer on January 5, 2009.  He has agreed to stay on for a period of approximately one year thereafter to assist our President and CEO in connection with the Company’s strategic initiatives and to assist in the transition of the Company’s new principal financial officer.

(c)           On December 8, 2008, the Company announced the appointment of Michael Scarpa, age 53, to serve as the Company’s Chief Operating Officer effective December 4, 2008, and Chief Financial Officer effective January 5, 2009 concurrently with Mr. Larsen’s retirement as CFO.

Prior to joining the Company, Mr. Scarpa served as Chief Operating Officer of Liz Claiborne, Inc. from January 2007 until November 30, 2008.  Mr. Scarpa joined Liz Claiborne in 1983 and served in various executive management positions, including Senior Vice President — Finance and Distribution and Chief Financial Officer from May 2005 until January 2007,  Senior Vice President — Chief Financial Officer from July 2002 until May 2005, and Vice President — Chief Financial Officer from January 2000 until July 2002.

In connection with his appointment, Mr. Scarpa’s base salary will be $775,000 and he will receive a $150,000 signing bonus. He will be eligible for an annual incentive award opportunity of 100% of base salary, with participation for fiscal 2009 at a guaranteed minimum of 50% of base salary.  In connection with his appointment, Mr. Scarpa was granted 125,000 shares of restricted stock, vesting 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date, and a non-qualified stock option to purchase 75,000 shares of Company common stock, with an exercise price equal to the closing stock price on the grant date, vesting in one-third annual increments thereafter over three years.

Mr. Scarpa will be eligible to participate in all benefit plans generally available to the Company’s senior executives and will be eligible for all perquisites (which will not be grossed up for taxes) at a level commensurate with the Chief Operating Officer level at Talbots, including an annual auto allowance of $21,000, reimbursement for financial planning expenses, and should he relocate to the Hingham, Massachusetts area during the first two years of employment, executive relocation benefits under the Company’s executive relocation policy.  Unless and until Mr. Scarpa relocates, he will receive a Boston area housing and commuting allowance of $10,000 per month.

Mr. Scarpa will be a party to the Company’s severance and change in control arrangements at the senior executive level. If Mr. Scarpa’s employment is terminated without cause or for good reason, he will be entitled to receive a severance payment equal to 1.5 times his base salary and continued participation in the Company’s medical and dental programs for up to 18 months.   If Mr. Scarpa’s employment is terminated without cause or for good reason within twelve months following a change in control event, he will be entitled to receive a payment equal to his annual base salary plus his target bonus under the Company’s annual incentive plan as well as continued benefits under the Company’s benefit programs for up to one year following termination, or alternatively, any more favorable severance arrangement provided under his severance agreement.

Following any termination of his employment, Mr. Scarpa has agreed to refrain from the solicitation or hiring of Company personnel for a period of twelve months and not to engage in a competitive business for a period of eighteen months.

(e)           Mr. Larsen will be compensated during his continuing employment with the Company until his retirement on January 16, 2010 on generally the same terms as are currently in effect, including base salary, participation in customary benefit plans (including health and welfare benefits, qualified and nonqualified defined benefit, defined contribution and deferred compensation plans, term life insurance and long-term disability coverage, but not future grants under annual or long-term incentive programs).  Mr. Larsen will continue to vest in his outstanding stock options up to his January 16, 2010 retirement date and his outstanding restricted stock will vest up to 120 days following this retirement date, except for 21,000 restricted shares granted in March 2008 which will vest on January 5, 2009.  Should Mr. Larsen’s employment with the Company cease prior to his January 16, 2010 retirement date due to voluntary resignation or death or disability, he would be entitled to base salary and health benefits until January 16, 2010, as well as the benefits and payments to which he would be entitled under the Company’s benefit plans for service up through his actual separation date.

Mr. Larsen has agreed to refrain from the solicitation or hiring of Company personnel for a period of one year following his separation from employment with the Company.  If Mr. Larsen voluntarily resigns during the employment period, he has agreed not to work for specified competitive businesses following his separation of employment until January 16, 2010.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On December 8, 2008, the Company issued a press release announcing the matters set forth in Item 5.02 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

d. Exhibits.

99.1 Press release of The Talbots, Inc., dated December 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: December 8, 2008	By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President, Real Estate, Legal, Store Planning and Design and Construction